                                                                    Exhibit 4.17



                              AMENDED AND RESTATED
                 AMB NONQUALIFIED DEFERRED COMPENSATION PLAN

                           EFFECTIVE SEPTEMBER 1, 2002

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PURPOSE......................................................................1

ARTICLE 1. DEFINITIONS.......................................................1

      1.1   "Account Balance"................................................1
      1.2   "Accounts".......................................................1
      1.3   "Administrator"..................................................1
      1.4   "Annual Bonus"...................................................2
      1.5   "Annual Company Contribution Amount".............................2
      1.6   "Annual Company Matching Amount".................................2
      1.7   "Annual Deferral Amount".........................................2
      1.8   "Annual Installment Method"......................................2
      1.9   "Base Annual Salary".............................................2
      1.10  "Beneficiary"....................................................2
      1.11  "Beneficiary Designation Form"...................................2
      1.12  "Board"..........................................................2
      1.13  "Change in Control"..............................................2
      1.14  "Change of Control Benefit"......................................3
      1.15  "Claimant".......................................................3
      1.16  "Code"...........................................................3
      1.17  "Committee"......................................................3
      1.18  "Company"........................................................3
      1.19  "Company Contribution Account"...................................3
      1.20  "Company Matching Account".......................................3
      1.21  "Deduction Limitation"...........................................4
      1.22  "Deferral Account"...............................................4
      1.23  "Director".......................................................4
      1.24  "Directors Fees".................................................4
      1.25  "Disability".....................................................4
      1.26  "Disability Benefit".............................................4
      1.27  "Election Form"..................................................4
      1.28  "Eligible Stock Option"..........................................4
      1.29  "Employee".......................................................4
      1.30  "Employer(s)"....................................................4
      1.31  "ERISA"..........................................................4
      1.32  "Equity Plan"....................................................5
      1.33  "Exchange Act"...................................................5
      1.34  "Exercise Date"..................................................5
      1.35  "Fair Market Value"..............................................5
      1.36  "First Plan Year"................................................5
      1.37  "Fixed Date Payout"..............................................5
      1.38  "Fixed Date Payout Account Balance"..............................5
      1.39  "401(k) Plan"....................................................5

      1.40  "Measurement Fund"...............................................5
      1.41  "Non-Employee Director"..........................................5
      1.42  "Officer"........................................................5
      1.43  "Participant"....................................................5
      1.44  "Partnership"....................................................6
      1.45  "Plan"...........................................................6
      1.46  "Plan Year"......................................................6
      1.47  "Pre-Retirement Survivor Benefit"................................6
      1.48  "Quarterly Installment Method"...................................6
      1.49  "Restricted Stock"...............................................6
      1.50  "Restricted Stock Account".......................................6
      1.51  "Restricted Stock Amount"........................................6
      1.52  "Retirement", "Retire(s)" or "Retired"...........................6
      1.53  "Retirement Benefit".............................................6
      1.54  "Rule 16b-3".....................................................6
      1.55  "Securities Act".................................................7
      1.56  "Semi-Annual Installment Method".................................7
      1.57  "Stock"..........................................................7
      1.58  "Stock-for-Stock Exercise".......................................7
      1.59  "Stock Option Account"...........................................7
      1.60  "Stock Option Amount"............................................7
      1.61  "Stock Option Gain"..............................................7
      1.62  "Stock Unit".....................................................7
      1.63  "Termination Benefit"............................................8
      1.64  "Termination of Employment"......................................8
      1.65  "Trust"..........................................................8
      1.66  "Unforeseeable Financial Emergency"..............................8
      1.67  "Vesting Date"...................................................8
      1.68  "Years of Service"...............................................8

ARTICLE 2. SELECTION, ENROLLMENT, ELIGIBILITY................................8

      2.1   Selection by Administrator.......................................8
      2.2   Enrollment Requirements..........................................8
      2.3   Eligibility; Commencement of Participation.......................8
      2.4   Termination of Participation and/or Deferrals....................9

ARTICLE 3. DEFERRAL COMMITMENTS/COMPANY CONTRIBUTIONS/CREDITING/TAXES........9

      3.1   Election to Defer; Effect of Election Form.......................9
      3.2   Minimum Deferrals................................................9
      3.3   Maximum Deferral................................................10
      3.4   Accounts; Crediting of Deferrals................................10
      3.5   Vesting.........................................................11
      3.6   Earnings Credits or Losses......................................12
      3.7   Distributions...................................................13

ARTICLE 4. DISTRIBUTIONS....................................................14

      4.1   Fixed Date Payout...............................................14
      4.2   Retirement Benefit..............................................14
      4.3   Pre-Retirement Survivor Benefit.................................15
      4.4   Termination Benefit.............................................15
      4.5   Change of Control Benefit.......................................15
      4.6   Disability Benefit..............................................15
      4.7   Stock Distributions.............................................15

ARTICLE 5. UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION.........16

      5.1   Withdrawal Payout/Suspensions for Unforeseeable Financial
            Emergencies.....................................................16
      5.2   Withdrawal Election.............................................16

ARTICLE 6. BENEFICIARY DESIGNATION..........................................16

      6.1   Beneficiary.....................................................16
      6.2   Beneficiary Designation; Change; Spousal Consent................16
      6.3   Acknowledgment..................................................17
      6.4   No Beneficiary Designation......................................17
      6.5   Doubt as to Beneficiary.........................................17
      6.6   Discharge of Obligations........................................17

ARTICLE 7. LEAVE OF ABSENCE.................................................17

      7.1   Paid Leave of Absence...........................................17
      7.2   Unpaid Leave of Absence.........................................17

ARTICLE 8. TERMINATION, AMENDMENT OR MODIFICATION...........................17

      8.1   Termination.....................................................17
      8.2   Amendment.......................................................18
      8.3   Effect of Payment...............................................18

ARTICLE 9. ADMINISTRATION...................................................18

      9.1   Administrator Duties............................................18
      9.2   Binding Effect of Decisions.....................................19
      9.3   Committee.......................................................19
      9.4   Indemnification.................................................19
      9.5   Employer Information............................................19

ARTICLE 10. CLAIMS PROCEDURES...............................................19

      10.1  Presentation of Claim...........................................19
      10.2  Notification of Decision........................................19
      10.3  Review of a Denied Claim........................................20
      10.4  Decision on Review..............................................20
      10.5  Designation. ...................................................21
      10.6  Arbitration.....................................................21

ARTICLE 11. TRUST...........................................................21

      11.1  Establishment of the Trust......................................21
      11.2  Interrelationship of the Plan and the Trust.....................21
      11.3  Investment of Trust Assets......................................21
      11.4  Distributions From the Trust....................................21
      11.5  Limitations on Stock Distributed from the Trust.................21

ARTICLE 12. PROVISIONS RELATING TO SECURITIES LAWS..........................22

      12.1  Designation of Participants.....................................22
      12.2  Action by Committee.............................................22
      12.3  Compliance with Section 16......................................22

ARTICLE 13..................................................................22


ARTICLE 14. MISCELLANEOUS...................................................23

      14.1  Status of Plan..................................................23
      14.2  Unsecured General Creditor......................................23
      14.3  Employer's Liability............................................23
      14.4  Nonassignability................................................23
      14.5  Sources of Stock................................................24
      14.6  Tax Withholding.................................................24
      14.7  Coordination with Other Benefits................................24
      14.8  Compliance.  ...................................................24
      14.9  Not a Contract of Employment....................................25
      14.10 Furnishing Information..........................................25
      14.11 Governing Law...................................................25
      14.12 Notice..........................................................25
      14.13 Successors......................................................25
      14.14 Spouse's Interest...............................................25
      14.15 Validity........................................................25
      14.16 Incompetent.....................................................26
      14.17 Court Order.....................................................26
      14.18 Distribution in the Event of Taxation...........................26
      14.19 Insurance.......................................................36
      14.20 Status of Company as a REIT.....................................36

                              AMENDED AND RESTATED

                   AMB NONQUALIFIED DEFERRED COMPENSATION PLAN

                           EFFECTIVE SEPTEMBER 1, 2002

                                     PURPOSE

            AMB Property Corporation, a Maryland corporation (the "Company"), established, effective September 1, 1999, the AMB Nonqualified Deferred Compensation Plan (the "Plan") for the benefit of a select group of management and highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of AMB Property, L.P., a Delaware limited partnership (the "Partnership"), and the Company and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

            The Company and the Partnership hereby amend and restate the Plan effective September 1, 2002, as set forth herein. This restatement shall not diminish any Plan benefits currently accounted for under the Original Plan effective September 1, 1999, and to the extent necessary to provide benefits to a Participant or Beneficiary under the Plan, this restatement shall not be imposed.

            This Plan shall consist of two plans, one for the benefit of a select group of management and highly compensated employees of the Employers as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and one for the benefit of Non-Employee members of the boards of directors of any Employer. To the extent required by law, the terms of this Plan applicable to Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Plan.

                                   ARTICLE 1.
                                   DEFINITIONS

      As used within this document, the following words and phrases have the meanings described in this Article 1 unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article 1, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

      1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance, (iii) the vested Company Matching Account balance, (iv) the Stock Option Account balance and (v) the Restricted Stock Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

      1.2 "Accounts" of a Participant shall mean, as the context indicates, either or all of his or her Deferral Account, Company Contribution Account, Company Matching Account, Stock Option Account and Restricted Stock Account.

      1.3 "Administrator" shall mean the Committee appointed pursuant to Article 9 to administer the Plan, or such other person or persons to whom the Committee has delegated its duties pursuant to Article 9.

      1.4 "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's annual bonus and cash incentive plans, excluding stock options and restricted stock.

      1.5 "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4(b).

      1.6 "Annual Company Matching Amount" for any one Plan Year shall be the amount determined in accordance with Section 3.4(c).

      1.7 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Bonus and Directors Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

      1.8 "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout) shall be calculated as of the close of business three business days prior to the last business day of the fourth quarter. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten year Annual Installment Method, the first payment shall be 1/10 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the last business day of the fourth quarter.

      1.9 "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 132(f), 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

      1.10 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 5, that are entitled to receive benefits under this Plan upon the death of a Participant.

      1.11 "Beneficiary Designation Form" shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

      1.12 "Board" shall mean the board of directors of the Company.

      1.13 A "Change in Control" shall be deemed to occur if

            (a) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or the Company disposes of more than fifty percent (50%) of its interest in AMB Property, L.P.;

            (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities;

            (c) during any period of two (2) consecutive years (not including any period prior to the date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii) or
      (iv)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

            (d) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) where more than fifty percent (50%) of the directors of the Company or the surviving entity after such merger or consolidation were directors of the Company immediately before such merger or consolidation.

      1.14 "Change of Control Benefit" shall mean the benefit set forth in
Section 4.5.

      1.15 "Claimant" shall have the meaning set forth in Section 10.1.

      1.16 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

      1.17 "Committee" shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board appointed to administer the Plan pursuant to Article 9.

      1.18 "Company" shall mean AMB Property Corporation, a Maryland corporation, and any successor to all or substantially all of the Company's assets or business.

      1.19 "Company Contribution Account" shall mean (i) the sum of all of a Participant's Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

      1.20 "Company Matching Account" shall mean (i) the sum of all of a Participant's Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Matching Account.

      1.21 "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.11 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the date that is thirteen (13) months following a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

      1.22 "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

      1.23 "Director" shall mean any member of the board of directors of any Employer.

      1.24 "Directors Fees" shall mean the annual fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

      1.25 "Disability" shall mean a physical or mental incapacity as a result of which a Participant becomes unable to continue the proper performance of his or her duties as an employee of his or her Employer for six consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period, but only to the extent that such definition does not violate the Americans with Disabilities Act. The existence of a Disability shall be determined by the Administrator on the advice of a physician chosen by the Administrator.

      1.26 "Disability Benefit" shall mean the benefit set forth in Section 4.6.

      1.27 "Election Form" shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan.

      1.28 "Eligible Stock Option" shall mean one or more non-qualified stock option(s) selected by the Administrator in its sole discretion and exercisable under an Equity Plan.

      1.29 "Employee" shall mean a person who is an employee of any Employer.

      1.30 "Employer(s)" shall initially mean AMB Property, L.P., but shall also include the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

      1.31 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

      1.32 "Equity Plan" shall mean any stock option or other incentive compensation plan which is maintained by the Company or AMB Property, L. P. and which provides for grants of stock options and/or restricted stock.

      1.33 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      1.34 "Exercise Date" shall mean, with respect to an Eligible Stock Option, the date on which the Participant exercises such Eligible Stock Option.

      1.35 "Fair Market Value" of a share of Stock as of a given date shall be
(a) the closing price of a share of Stock on the principal exchange on which shares of Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, or (b) if Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Stock on such date as reported by NASDAQ or such successor quotation system; or (c) if Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Stock as established by the Administrator acting in good faith. In determining the Fair Market Value of the Stock, the Administrator may rely on the closing price as reported in the New York Stock Exchange composite transactions published in the Western Edition of the Wall Street Journal.

      1.36 "First Plan Year" shall mean the period beginning September 1, 2002 and ending December 31, 2002.

      1.37 "Fixed Date Payout" shall mean the payout set forth in Section 4.1.

      1.38 "Fixed Date Payout Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the amount deferred by the Participant pursuant to an Election Form and with respect to which a Fixed Date Payout was elected, plus (ii) amounts credited or debited in the manner provided in Section 3.6 on such amount. The Fixed Date Payout Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

      1.39 "401(k) Plan" shall mean that certain AMB Property, L.P. Savings and Retirement Plan, effective October 1, 1983, adopted by the Company.

      1.40 "Measurement Fund" shall mean the investment fund or funds selected by the Administrator from time to time.

      1.41 "Non-Employee Director" shall mean a Director who is not an Employee of the Company.

      1.42 "Officer" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      1.43 "Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Administrator, and (v) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

      1.44 "Partnership" shall mean AMB Property, L.P., a Delaware limited partnership, and any successor to all or substantially all of the Partnership's assets or business.

      1.45 "Plan" shall mean the Amended and Restated AMB Nonqualified Deferred Compensation Plan, which shall be evidenced by this instrument, as amended from time to time.

      1.46 "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

      1.47 "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in
Section 4.3.

      1.48 "Quarterly Installment Method" shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout) shall be calculated as of the close of business three business days prior to the last business day of the quarter. The quarterly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a twenty (20) quarter Quarterly Installment Method, the first payment shall be 1/20 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. The following quarter, the payment shall be 1/19 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. Each quarterly installment shall be paid on or as soon as practicable after the last business day of the applicable quarter.

      1.49 "Restricted Stock" shall mean unvested shares of restricted Stock which are or have been awarded to a Participant under an Equity Plan.

      1.50 "Restricted Stock Account" shall mean (i) the sum of the Participant's Restricted Stock Amounts, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Restricted Stock Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restricted Stock Account. The Restricted Stock Account balance shall be denominated in Stock Units.

      1.51 "Restricted Stock Amount" shall mean, for any grant of Restricted Stock, the amount of such Restricted Stock deferred in accordance with Section 3.1(c) of this Plan, calculated using the Fair Market Value of a share of Stock on day on which such Restricted Stock would otherwise vest, but for the election to defer.

      1.52 "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers, and with respect to a Director who is not an Employee, severance of his or her directorships with all Employers, for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) a combined age and Years of Service equaling at least fifty-five (55) with a minimum of ten (10) Years of Service. If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director; provided, however, that such a Participant may elect, at least one (1) year prior to Retirement and in accordance with the policies and procedures established by the Administrator, to Retire for purposes of this Plan at the time he or she Retires as an Employee, which Retirement shall be deemed to be a Retirement as an Employee.

      1.53 "Retirement Benefit" shall mean the benefit set forth in Section 4.2.

      1.54 "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

      1.55 "Securities Act" shall mean the Securities Act of 1933, as amended.

      1.56 "Semi-Annual Installment Method" shall be a semi-annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout) shall be calculated as of the close of business three business days prior to the last business day of the second and fourth quarters. The semi-annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of semi-annual payments due the Participant. By way of example, if the Participant elects to be paid out by the Semi-Annual Installment Method over 10 years, the first payment shall be 1/20 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. The following payment, two quarters later, shall be 1/19 of the Account Balance (or the Fixed Date Payout Account Balance, in the event of a Fixed Date Payout), calculated as described in this definition. Each semi-annual installment shall be paid on or as soon as practicable after the last business day of the applicable quarter.

      1.57 "Stock" shall mean AMB Property Corporation common stock, $.01 par value.

      1.58 "Stock-for-Stock Exercise" shall mean the exercise by a Participant of an Eligible Stock Option by actually delivering to the Company whole shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Eligible Stock Option in the manner contemplated by the Internal Revenue Service's Revenue Ruling 80-244. If the aggregate exercise price would require the payment of a fractional share, such fractional share shall be paid in cash and not in Stock. Stock used for this purpose shall be either (i) Stock which was not acquired by the Participant from the Company, with a loan or other extension of credit by the Company or otherwise in a transaction involving the Company, or (ii) Stock acquired by the Participant in a transaction involving the Company and which has been held by the Participant for a period of more than six (6) months prior to the date of exercise; provided, however, that if the Participant delivers to the Company Stock acquired through the exercise of an "incentive stock option" as defined in
Section 422 of the Code, such Stock shall have been held by the Participant for a period of more than (i) twenty-four (24) months after the date on which such incentive stock option was granted to the Participant and (ii) twelve (12) months after the date on which such incentive stock option was exercised by the Participant.

      1.59 "Stock Option Account" shall mean the sum of (i) the Participant's Stock Option Amounts, plus (ii) Stock Units credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Stock Option Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Stock Option Account. The Stock Option Account balance shall be denominated in Stock Units.

      1.60 "Stock Option Amount" shall mean, for any Eligible Stock Option, the amount of Stock Option Gains deferred in accordance with Section 3.1(b) of this Plan, calculated using the Fair Market Value of a share of Stock on the Exercise Date.

      1.61 "Stock Option Gain" shall mean the amount of a Participant's net gain resulting from the Participant's Stock-for-Stock Exercise of an Eligible Stock Option. For example, assume a Participant elects to defer the Stock Option Gain accrued upon exercise of an Eligible Stock Option to purchase 1,000 shares of Stock at an exercise price of $20 per share, when Stock has a current fair market value of $25 per share. Using a Stock-for-Stock Exercise, the Participant would deliver 800 shares of Stock (worth $20,000) to exercise the Eligible Stock Option and receive, in return, 800 shares of Stock plus a Stock Option Gain (in this case, in the form of a credit of 200 Stock Units to the Participant's Stock Option Account) equal to $5,000 (i.e., the current value of the remaining 200 shares of Stock).

      1.62 "Stock Unit" shall mean a notational unit representing the right to receive a share of Stock.

      1.63 "Termination Benefit" shall mean the benefit set forth in Section
4.4.

      1.64 "Termination of Employment" shall mean the severing of employment with all Employers, or service as a Director of all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. If a Participant is both an Employee and a Director, a Termination of Employment shall occur only upon the termination of the last position held; provided, however, that such a Participant may elect, at least one (1) year before Termination of Employment and in accordance with the policies and procedures established by the Administrator, to be treated for purposes of this Plan as having experienced a Termination of Employment at the time he or she ceases employment with an Employer as an Employee.

      1.65 "Trust" shall mean one or more trusts established pursuant to that certain Trust Agreement, dated as of May 1, 2002, between the Company and the trustee named therein, as amended from time to time.

      1.66 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant not covered by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship or cessation of deferrals under this Plan, resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

      1.67 "Vesting Date" shall mean, with respect to Restricted Stock deferred hereunder, the date on which the Restricted Stock would vest under the terms of the Equity Plan pursuant to which it was issued and the Participant's Restricted Stock Agreement but for the election to defer such Restricted Stock.

      1.68 "Years of Service" shall mean each twelve (12) month period during which a Participant is employed by an Employer, whether or not continuous, and including periods commencing prior to the effective date of this Plan; provided, however, that in the case of a Participant whose employment with an Employer has been interrupted by a period of twelve (12) consecutive months or more (a "Break in Service"), his or her Years of Service prior to such Break in Service shall be disregarded for any purpose under the Plan.

                                   ARTICLE 2.
                       SELECTION, ENROLLMENT, ELIGIBILITY

      2.1 Selection by Administrator. Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Non-Employee Directors of the Employers, as determined by the Administrator in its sole discretion. Subject to the requirements of Article 12, from that group, the Administrator shall select, in its sole discretion, Employees and Non-Employee Directors to participate in the Plan.

      2.2 Enrollment Requirements. As a condition to participation, each selected Employee or Non-Employee Director shall complete, execute and return to the Administrator an Election Form and a Beneficiary Designation Form. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

      2.3 Eligibility; Commencement of Participation. Provided an Employee or Non-Employee Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that Employee or Non-Employee Director shall commence participation in the Plan on the day on which his or her Election Form first becomes effective or the date on which a contribution is first credited to his or her Company Contribution Account or Company Matching Account.

      2.4 Termination of Participation and/or Deferrals. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or as a Non-Employee Director, the Administrator shall have the right, in its sole discretion, to (a) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (b) prevent the Participant from making future deferral elections and/or (c) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

      2.5 Pre-Existing Elections. All Participant elections in effect as of the effective date of the amendment and restatement of the Plan shall remain in full force and effect through the end of the First Plan Year unless a Participant elects to revise such election as permitted by the Committee.

                                   ARTICLE 3.
           DEFERRAL COMMITMENTS/COMPANY CONTRIBUTIONS/CREDITING/TAXES

      3.1 Election to Defer; Effect of Election Form. Subject to the terms and conditions set forth herein and such terms and conditions as the Administrator may determine, Participants may elect to defer Base Annual Salary, Annual Bonus, Directors Fees, Stock Option Amounts and Restricted Stock Amounts by timely completing and delivering to the Administrator an Election Form. After a Plan Year commences, such deferral election shall be irrevocable and shall continue for the entire Plan Year and subsequent years except that it shall terminate upon the execution and timely submission of a newly completed Election Form or Termination of Employment.

            (a) Base Annual Salary, Annual Bonus and/or Directors Fees. Subject to any terms and conditions imposed by the Administrator, Participants may elect to defer, under the Plan, Base Annual Salary, Annual Bonus and/or Directors Fees. For these elections to be valid with respect to deferrals of Base Annual Salary, Annual Bonus and/or Directors Fees, the Election Form must be completed and signed by the Participant, timely delivered to the Administrator no later than September 30 of the year immediately preceding the Plan Year for which the deferral election is to be effective and accepted by the Administrator. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

            (b) Stock Option Deferral. Subject to any terms and conditions imposed by the Administrator, Participants may elect to defer, under the Plan, Stock Option Gains attributable to an Eligible Stock Option exercise. For an election to defer Stock Option Gain upon an Eligible Stock Option exercise to be valid: (i) an Election Form must be completed and signed by the Participant which designates the Eligible Stock Option;
      (ii) the Election Form must be timely delivered to the Administrator and accepted by the Administrator at least twelve (12) months prior to the Exercise Date; (iii) the Eligible Stock Option must be exercised using an actual or attestation Stock-for-Stock Exercise; and (iv) the Stock actually or constructively delivered by the Participant to exercise the Eligible Stock Option must have been owned by the Participant during the entire six (6) month period prior to its delivery.

            (c) Restricted Stock. Subject to any terms and conditions imposed by the Administrator, Participants may elect to defer, under the Plan, Restricted Stock Amounts. For an election to defer Restricted Stock Amounts to be valid: (i) an Election Form must be completed and signed by the Participant, which designates such Restricted Stock; (ii) such Election Form must be timely delivered to the Administrator and accepted by the Administrator during the periods specified in clause (iii), below, and (iii) with respect to elections made during the First Plan Year, such Restricted Stock must be surrendered to the Company at least three (3) months prior to the Vesting Date, and with respect to elections made during subsequent Plan Years of the Plan, such Restricted Stock must be surrendered to the Company at least twelve (12) months prior to such Vesting Date.

            (d) Dividends. Stock Dividends and Non-Stock Dividends (as defined in Section 3.4(f) below) payable with respect to Stock Units allocated to the Participant's Accounts shall be deferred in accordance with the Participant's deferral election made in connection with the related deferral of Stock Option Amounts or Restricted Stock Amounts, or deferral of Annual Base Salary, Annual Bonus or Directors Fees into a Measurement Fund denominated in Stock.

            (e) Redeferral. A Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided, however, that such change shall not be given any effect unless a full calendar year passes between the calendar year in which such Election Form is submitted and the calendar year in which the distribution date designated in such form occurs and the Election Form is accepted by the Administrator in its sole discretion. The Election Form most recently accepted by the Administrator shall govern the payout of the Participant's benefits under the Plan.

      3.2 Minimum Deferrals.

            (a) Annual Minimum. For each Plan Year, the annual aggregate minimum deferral amount for each Participant is $5,000. If an election is made for less than such minimum amount, or if no election is made, the amount deferred shall be zero.

            (b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum Base Annual Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is twelve
      (12).

      3.3 Maximum Deferral.

            (a) Base Annual Salary, Annual Bonus and Directors Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, 100% of his or her Base Annual Salary, Annual Bonus and/or Directors Fees. A Participant's Annual Deferral Amount may be automatically reduced if the Committee determines that such action is necessary to meet Federal or State tax withholding obligations.

            (b) Stock Option Amounts. For each Eligible Stock Option, a Participant may elect to defer, as his or her Stock Option Amount, 100% of the Stock Option Gain with respect to exercise of the Eligible Stock Option. Stock Option Amounts may also be limited by other terms or conditions set forth in the stock option plan or agreement under which such options are granted.

            (c) Restricted Stock Amounts. A Participant may elect to defer up to 100% of his or her Restricted Stock. Restricted Stock Amounts may also be limited by other terms or conditions set forth in the stock option plan or agreement under which such Restricted Stock is granted.

            (d) Deferral Limit. Notwithstanding anything to the contrary set forth in this Plan, no Officer or Director may defer under the Plan Stock Option Amounts and Restricted Stock Amounts to the extent that such deferral would result in such Officer of Director holding Stock and/or Stock Units representing more than (i) one percent (1%) of the Stock of the Company outstanding as of the date this Plan is first adopted by the Board, (ii) one percent (1%) of the Stock of the Company outstanding immediately prior to such deferral, (iii) one percent (1%) of the voting power of the Company outstanding immediately prior to such deferral, or (iv) when taken together with all Stock issuable to Officers and Directors under all other Equity Plans of the Company (other than Equity Plans for which shareholder approval is not required under the applicable requirements of the New York Stock Exchange), five percent (5%) of the Stock of the Company outstanding as of the date this Plan is first adopted by the Board (the "Deferral Limit"). If necessary, the Administrator may reduce the Stock Option Amount or Restricted Stock Amount deferred, or the amount of any Stock or Non-Stock Dividends to be deferred under the Plan (in which case, such dividends will be distributed to the Participant on a current basis, at any time the Company pays any dividends with respect to the Stock Units to which such excess dividends relate), in order to comply with the Deferral Limit.

      3.4 Accounts; Crediting of Deferrals. Solely for record keeping purposes, the Administrator shall establish a Deferral Account, a Company Contribution Account, a Company Matching Account, a Stock Option Account and a Restricted Stock Account for each Participant. A Participant's Accounts shall be credited with the deferrals made by him or her or on his or her behalf by his or her Employer under this Article 3 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 3.6, and charged with distributions made to or with respect to him or her.

            (a) Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld and credited to the Participant's Deferral Account at the time of each regularly scheduled Base Annual Salary payroll in either the percentages or dollar amounts specified by the Participant in the Election Form, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and/or Directors Fees portion of the Annual Deferral Amount shall be withheld and credited to the Participant's Deferral Account at the time the Annual Bonus or Directors Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

            (b) Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited to Participants' Company Contribution Accounts on the date declared by the Employer.

            (c) Annual Company Matching Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Matching Account under this Plan, which amount shall be for that Participant the Annual Company Matching Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited to Participants' Company Matching Accounts on the date declared by the Employer.

            (d) Stock Option Amounts. Stock Option Amounts shall be credited/debited to the Participant on the books of the Employer on the Exercise Date. A Participant's Stock Option Account shall be credited with that number of Stock Units equal to the quotient obtained by dividing (i) the aggregate Stock Option Amount so deferred by (ii) the Fair Market Value of a share of Stock on the Exercise Date. Participants who elect to defer Stock Option Amounts will have no rights as stockholders of the Company with respect to allocations made to their Stock Option Accounts other than the right to receive dividend allocations as described in Section 3.4(f).(e) Restricted Stock Amounts. Restricted Stock Amounts shall be credited/debited to the Participant on the books of the Employer in connection with such an election on the Vesting Date. A Participant's Restricted Stock Account shall be credited with that number of Stock Units equal to the quotient obtained by dividing (i) the aggregate amount of the Restricted Stock Amount so deferred by (ii) the Fair Market Value of a share of Stock on the Vesting Date. Participants who elect to defer Restricted Stock Amounts will have no rights as stockholders of the Company with respect to allocations made to their Restricted Stock Accounts other than the right to receive dividend allocations as described in Section 3.4(f).

            (f) Dividends. Stock and Non-Stock Dividends payable with respect to Stock Units allocated to a Participant's Accounts may be credited by the Administrator to the Participant's Accounts in the form of additional Stock Units or fractional Stock Units as of the date upon which the Company makes such a distribution to its stockholders, as follows:

                  (i) Each of the Participant's Accounts would be credited with an additional number of Stock Units equal to the number of shares of Stock distributable as a dividend with respect to Stock Units credited to such Account ("Stock Dividends"); and

                  (ii) In the event of a cash dividend or other non-Stock amount distributable with respect to Stock ("Non-Stock Dividends"), each of the Participant's Accounts would be credited with that number of Stock Units equal to the quotient obtained by dividing (x) the aggregate amount of the Non-Stock Dividend attributable to the Stock Units allocated to such Account by (y) the Fair Market Value of a share of Stock on the date on which such Non-Stock Dividends are paid to the Company's stockholders.

            Alternatively, the Administrator, in its discretion, may provide for Stock or Non-Stock Dividends to be credited to a Participant's Accounts, including a Participant's Deferral Account, in a different manner.

      3.5 Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account, Stock Option Account, Restricted Stock Account, Company Contribution Account and Company Matching Account.

      3.6 Earnings Credits or Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

            (a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.1 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.6(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance, unless changed in accordance with the next sentence. The Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall become effective as soon as administratively practicable and shall continue thereafter until changed in accordance with the previous sentence.

      Changes may be made to allocations at any time during the Plan Year, up to a maximum of six (6) changes per Participant per Plan Year.

            (b) Proportionate Allocation. In making any election described in
      Section 3.6(a) above, the Participant shall specify on the Election Form, in increments of whole percentage points (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

            (c) Measurement Funds. The Administrator shall from time to time select types of Measurement Funds and specific Measurement Funds for deemed investment designation by Participants for the purpose of crediting additional amounts to his or her Account Balance. As necessary, the Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. The Administrator shall notify the Participants of the types of Measurement Funds and the specific Measurement Funds selected from time to time.

            (d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited as frequently as is administratively feasible, but no less often that quarterly, based on the performance of each Measurement Fund selected by the Participant, as determined by the Administrator in its sole discretion.

            (e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employers.

            (f) Stock Accounts. Notwithstanding any other provision of this Plan to the contrary, Stock Option Amounts and Restricted Stock Amounts may not be allocated to any Measurement Fund. A Participant's Stock Option Account and Restricted Stock Account will be credited with any Stock Option Amounts and Restricted Stock Amounts deferred pursuant to Sections 3.4(d) and (e), as applicable, and any dividends deferred pursuant to Section 3.1(d).

            (g) Company Stock Measurement Fund. Notwithstanding any other provision of this Plan to the contrary, the following provisions shall apply to Account Balances which are allocated to any of the Measurement Funds denominated in Stock: (i) no election made by a Participant who is subject to Section 16 of the Securities Exchange Act of 19934 (the "Act") to elect or change Measurement Funds shall be effective if it would subject the Participant to liability under Section 16(b) of the Act and
      (ii) the Administrator, in its sole discretion, shall have the right to distribute a Participant's Account Balance allocated to any of the Stock Measurement Funds either in cash or in Stock, or partially in cash and partially in Stock.

      3.7 Distributions. Any distribution with respect to a Participant's Account Balance shall be charged to the appropriate account as of the date such payment is made by the Employer or the trustee of the Trust which may be established for the Plan.

                                   ARTICLE 4.
                                  DISTRIBUTIONS

      4.1 Fixed Date Payout.

            (a) Election of Fixed Date Payout. In connection with each Election Form, a Participant may irrevocably elect to receive a future "Fixed Date Payout" from the Plan of his or her Fixed Date Payout Account Balance. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Fixed Date Payout elected shall be paid out no earlier than the day after the last day of any Plan Year designated by the Participant that is at least three (3) Plan Years after (i) with respect to an Annual Deferral Amount, the Plan Year in which the Annual Deferral Amount is actually deferred, (ii) with respect to a Stock Option Amount, the Exercise Date, or (iii) with respect to a Restricted Stock Amount, the Vesting Date, but in no event later than the date on which the Participant reaches age seventy (70) (the "Earliest Fixed Date Payout Date"). By way of example, if a three (3) year Fixed Date Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2003, the three (3) year Fixed Date Payout would become payable no earlier than January 1, 2006. A Participant shall elect on each Election Form on which a Fixed Date Payout is elected to receive the Fixed Date Payout Account Balance applicable to such election in a lump sum or pursuant to a Quarterly, Semi-Annual or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable. If a Participant does not elect to have his or her Fixed Date Payout Account Balance paid in accordance with the Quarterly, Semi-Annual or Annual Installment Method, then such benefit shall be payable in a lump sum. The lump sum payment shall be made no later than sixty (60) days after the last day of any Plan Year designated by the Participant that is after the Earliest Fixed Date Payout Date. Any payment made shall be subject to the Deduction Limitation.

            (b) Other Benefits Take Precedence Over Fixed Date. Should an event occur that triggers a benefit under Section 4.2, 4.3, 4.4, 4.5 or 4.6, any Annual Deferral Amount, Stock Option Amount or Restricted Stock Amount, plus amounts credited or debited thereon, that is subject to a Fixed Date Payout election under Section 4.1 shall not be paid in accordance with
      Section 4.1 but shall be paid in accordance with the other applicable Section.

      4.2 Retirement Benefit.

            (a) Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to a Quarterly, Semi-Annual or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than January 1 of the calendar year following the date the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

            (b) Death Prior to Completion of Retirement Benefit or Termination Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full or after a Termination of Employment but before the Termination Benefit is paid in full, the Participant's unpaid Retirement Benefit or Termination Benefit payments shall continue and shall be paid to the Participant's Beneficiary (i) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) in a lump sum, in the sole discretion of the Administrator, that is equal to the Participant's unpaid remaining vested Account Balance. Any lump sum payment shall be made no later than thirteen

      (13) months after the date of the Participant's death. Any payment made shall be subject to the Deduction Limitation.

      4.3 Pre-Retirement Survivor Benefit. A Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's vested Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability. The Pre-Retirement Survivor Benefit shall be paid to the Participant's Beneficiary (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, in the sole discretion of the Administrator, that is equal to the Participant's unpaid remaining vested Account Balance. Any lump sum payment shall be made no later than thirteen (13) months after the date of the Participant's death. Any payment made shall be subject to the Deduction Limitation.

      4.4 Termination Benefit. A Participant shall receive a Termination Benefit, which shall be equal to the Participant's vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability. A Participant's Termination Benefit shall be paid in a lump sum; except that if the Participant is a Non-Employee Director, such Participant may elect on an Election Form to receive the Termination Benefit in a lump sum or pursuant to a Quarterly, Semi-Annual or Annual Installment Method over a period of up to ten (10) years, payable in the first
(1st) week of January, April, July, and October, as applicable; however, if no such election is made with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The installment payments shall commence, no later than January 1 of the calendar year following the date of the Participant's Termination of Employment. The lump sum payment shall be made no later than thirteen (13) months after the date of the Participant's Termination of Employment. Any payment made shall be subject to the Deduction Limitation.

      4.5 Change of Control Benefit.

            (a) Change of Control Benefit. A Participant shall receive a Change of Control Benefit, which shall be equal to the Participant's vested Account Balance in the event of a Change of Control. A Participant's Change of Control Benefit shall be paid in a lump sum. The lump sum payment shall be made immediately prior to the Change of Control unless the Administrator determines, in its sole discretion, to defer payment for a period of up to thirteen (13) months after the Change of Control.

            (b) Change of Control Benefit to Take Precedence Over Other Benefits. Should an event occur that triggers a Change of Control Benefit, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to an existing payout under Section 4.1, 4.2, 4.3, 4.4 or 4.6 shall not be paid in accordance with such Article but shall be paid in accordance with this Section 4.5.

      4.6 Disability Benefit. The Participant shall receive a Disability Benefit, which shall be equal to the Participant's vested Account Balance in the event of the Participant's Disability, as determined by the Administrator. Payment of a Participant's Disability Benefit shall be paid in a lump sum. If a Participant becomes Disabled after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant not become Disabled, or (b) in a lump sum, in the sole discretion of the Administrator, that is equal to the Participant's unpaid remaining vested Account Balance. Any lump sum payment shall be made no later than thirteen (13) months after the date of the Participant's Disability. Any payment made shall be subject to the Deduction Limitation.

      4.7 Stock Distributions. All distributions from a Participant's Stock Option Account and Restricted Stock Account shall be in the form of whole shares of Stock equivalent to the whole Stock

Units credited to the Participant's Stock Option Account and Restricted Stock Account. Distributions in respect of fractional Stock Units shall be made in cash. In the case of any Quarterly, Semi-Annual or Annual Installment Method, the precise number of shares delivered in each installment shall be determined in such a manner as to cause each installment to be essentially equal based on the Stock Units credited to the Participant's accounts as of the date of the first installment, including dividend equivalents credited prior to that date. Dividend equivalents credited to a Participant's Stock Option Account and Restricted Stock Account after the date of the first installment will be distributed as part of the final installment. Any fractional Stock Units remaining at the time of the final installment distribution shall be payable in cash.

                                   ARTICLE 5.
            UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION

      5.1 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Administrator, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 5.1 shall not be subject to the Deduction Limitation.

      5.2 Withdrawal Election. A Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her vested Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to ten percent (10%) of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant's Withdrawal Amount shall be his or her vested Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Administrator advance written notice of the election in a form determined from time to time by the Administrator. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within sixty (60) days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan for the remainder of the Plan Year during which the Withdrawal Amount is paid and the subsequent Plan Year. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation.

                                   ARTICLE 6.
                             BENEFICIARY DESIGNATION

      6.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

      6.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the

Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

      6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

      6.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

      6.5 Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Administrator's satisfaction.

      6.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant's Election Form shall terminate upon such full payment of benefits.

                                   ARTICLE 7.
                                LEAVE OF ABSENCE

      7.1 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

      7.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                                   ARTICLE 8.
                     TERMINATION, AMENDMENT OR MODIFICATION

      8.1 Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees and Non-Employee Directors, by action of its board of directors or similar governing body. Upon the termination of the Plan with respect to any Employer, the participation of the affected Participants who are employed by that Employer, or in the service of that Employer as Directors, shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants in a lump sum within thirteen (13) months following the plan termination. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to a Quarterly, Semi-Annual or Annual Installment Method using fewer months (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

      8.2 Amendment. An Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors or similar governing body; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to a Quarterly, Semi-Annual or Annual Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

      8.3 Effect of Payment. The full payment of the applicable benefit under
Article 4 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

                                   ARTICLE 9.
                                 ADMINISTRATION

      9.1 Administrator Duties. The Committee appointed pursuant to Section 9.3 shall be the Administrator and shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Members of the Administrator may be Participants under this Plan. Any individual serving on the Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. Among the Committee's necessary powers and duties are the following:

            (a) Except to the extent provided otherwise by Article 12, to delegate all or part of its function as Administrator to others and to revoke any such delegation.

            (b) To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Articles 10 and 12.

            (c) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities (other than trustee responsibilities) under the Plan, and (with the Committee, the Employers and their officers, directors, trustees and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

            (d) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

            (e) To conduct claims procedures as provided in Article 10.

      9.2 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

      9.3 Committee. The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

      9.4 Indemnification. All Employers shall indemnify and hold harmless any of their officers, Directors, Committee members or Employees who are involved in the administration of the Plan against any and all claims, losses, damages, expenses or liabilities arising out of the good faith performance of their administrative functions.

      9.5 Employer Information. To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

                                   ARTICLE 10.
                                CLAIMS PROCEDURES

      10.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

      10.2 Notification of Decision. The Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

            (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

            (b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the
      Claimant:

                  (i) the specific reason(s) for the denial of the claim, or any part of it;

                  (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                  (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                  (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review pursuant to the claim review procedure set forth in Section 10.3 below, including the time limits applicable to such procedures, and a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

            Any notice pursuant to this Section 10.2 shall be given within a reasonable period of time but no later than ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ninety (90) days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than one hundred eighty (180) days from the date the claim was filed.

      10.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim specifying in detail each of the Claimant's contentions, the grounds on which each is based, all facts in support of the request, and any other matters which the Claimant deems pertinent. The Claimant (or the Claimant's duly authorized representative):

            (a) may review and/or copy free of charge pertinent documents, records and other information relevant to the Claimant's claim;

            (b) may submit issues, written comments or other documents, records or other information relating to the claim; and/or

            (c) may request a hearing, which the Administrator, in its sole discretion, may grant.

            Any such review by the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

      10.4 Decision on Review. The Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator's decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

            (a) specific reasons for the decision;

            (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

            (c) a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant's claim for benefits;

            (d) a statement of the Claimant's right to bring an action under
      Section 502(a) of ERISA; and

            (e) such other matters as the Administrator deems relevant.

      10.5 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

      10.6 Arbitration. A Claimant whose appeal has been denied under Section
10.4 shall have the right to submit said claim to final and binding arbitration in the state of California pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney's fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

                                   ARTICLE 11.
                                      TRUST

      11.1 Establishment of the Trust. The Company and the Partnership shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Account Balances for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

      11.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

      11.3 Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

      11.4 Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

      11.5 Limitations on Stock Distributed from the Trust.

            (a) Distribution Limit. Notwithstanding anything to the contrary in this Plan:

                  (i) No contribution of Stock to or distribution of Stock from the Trust shall be made to the extent that such contribution or distribution could impair the Company's status as a real estate investment trust, within the meaning of Sections 856 through 860 of the Code, as determined by the Company, in its sole discretion; and

                  (ii) No distribution of Stock from the Trust shall be made to any Officer or Director of the Company to the extent that such deferral would result in such Officer of Director being issued Stock and/or Stock Units representing more than (i) one percent (1%) of the Stock of the Company outstanding as of the date this Plan is first adopted by the Board, (ii) one percent (1%) of the Stock of the Company outstanding immediately prior to such deferral,
                        (iii) one percent (1%) of the voting power of the Company outstanding immediately prior to such deferral, or (iv) when taken together with all Stock issuable to Officers and Directors under all other Equity Plans of the Company (other than Equity Plans for which shareholder approval is not required under the applicable requirements of the New York Stock Exchange), five percent (5%) of the Stock of the Company outstanding as of the date this Plan is first adopted by the Board (the restrictions set forth in clauses (i) and (ii) above are referred to collectively as the "Distribution Limit").

            (b) Reduction of Distributions. If necessary, the Administrator may reduce the amount of any Stock and/or Stock Units to be distributed under the Plan (in which case, such Stock and/or Stock Units will be distributed to the Participant in a manner determined by the Administrator to comply with the Distribution Limit.

                                   ARTICLE 12.
                     PROVISIONS RELATING TO SECURITIES LAWS

      12.1 Designation of Participants. With respect to any Employee or Non-Employee Director who is then subject to Section 16 of the Exchange Act, only the Committee may designate such Employee or Non-Employee Director as a Participant in the Plan.

      12.2 Action by Committee. With respect to any Participant who is then subject to Section 16 of the Exchange Act, any function of the Administrator under the Plan relating to such Participant shall be performed solely by the Committee, if and to the extent required to ensure the availability of an exemption under Section 16 of the Exchange Act for any transaction relating to such Participant under the Plan.

      12.3 Compliance with Section 16. Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

      12.4 Committee Approval. In order to ensure compliance with all applicable laws, the Committee, in its discretion, may require that any transactions by any Participant related to Stock must be pre-approved by the Committee.

                                   ARTICLE 13.
                            CERTAIN CORPORATE EVENTS

      In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion, affects the Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Account under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and/or kind of shares of Stock (or other securities or property) credited to Participants' Accounts.

      In the event of any transaction or event described in the preceding paragraph or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Account under the Plan, to facilitate such transactions or events, or to give effect to such changes in laws, regulations or principles:

            (a) To provide for the complete distribution of Participants' Stock Units credited to the Participants' Accounts in connection with such transactions or events;

            (b) To provide that Participants' Stock Units and the Company's rights and obligations with respect thereto shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof;

            (c) To provide that the Stock Units credited to Participants' Accounts shall be replaced by stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and/or kind of shares; and

            (d) To make adjustments to the number and/or kind of Stock Units (or other securities or property) credited to Participants' Accounts.

                                   ARTICLE 14.
                                  MISCELLANEOUS

      14.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

      14.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

      14.3 Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Election Form(s), as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Form(s).

      14.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

      14.5 Sources of Stock. If Stock is credited under the Plan in the Trust in connection with an Eligible Stock Option exercise or in connection with a deferral of Restricted Stock, the shares so credited shall be deemed to have originated, and shall be counted against the number of shares reserved under the Equity Plan under which they were granted.

      14.6 Tax Withholding.

            (a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section 14.6.

            (b) Company Matching Amounts. When a Participant becomes vested in a portion of his or her Company Matching Account, the Participant's Employer(s) shall withhold from the Participant's Base Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Administrator may reduce the vested portion of the Participant's Company Matching Account in order to comply with this
      Section 14.6.

            (c) Stock Option Amounts and Restricted Stock Amounts. For each Plan Year in which a Stock Option Amount or Restricted Stock Amount is being first credited to a Participant's Account Balance, or at the time any dividends are credited to the Participant's Accounts, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Bonus, Stock Option Gains and Restricted Stock that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Stock Option Amount or Restricted Stock Amount. If necessary, the Administrator may reduce the Stock Option Amount or Restricted Stock Amount in order to comply with this Section 14.6.

            (d) Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

            (e) Participant May Satisfy Tax Obligations in Cash. The Administrator, in its sole discretion, may allow a Participant to pay to his or her Employer, in cash, any amounts required to be withheld by the Employer in connection with the Plan in lieu of having such amounts withheld from his or her deferrals or distributions.

      14.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

      14.8 Compliance. A Participant shall have no right to receive payment with respect to the Participant's Account Balance until all legal and contractual obligations of the Employers relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Articles of Incorporation or Bylaws, or any other applicable law or applicable regulation.

      14.9 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

      14.10 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

      14.11 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

      14.12 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                  General Counsel
                  AMB Property Corporation
                  Pier 1, Bay 1
                  San Francisco, California 94111

      Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

      14.13 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

      14.14 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

      14.15 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

      14.16 Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

      14.17 Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

      14.18 Distribution in the Event of Taxation.

            (a) In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Administrator for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

            (b) Trust. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

      14.19 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

      14.20 Status of Company as a REIT. Notwithstanding any provision of this Plan or any Participant's election to the contrary, the Partnership, the Company and the Administrator shall have the right at any time, and from time to time, to amend or terminate this Plan or to take any other action which it or they deem to be necessary or appropriate in order to avoid or cure any impairment of the Company's status as a real estate investment trust under Sections 856 et. seq. of the Code or to avoid or cure any violation of the Company's Articles of Incorporation.

            IN WITNESS WHEREOF, the Company and the Partnership have signed this Plan document as of September 1st, 2002.

                                    AMB Property Corporation, a Maryland
                                      corporation

                                    By:  /s/ Michael A. Coke
                                        -------------------------------------

                                    Title:  EVP, CFO
                                           ----------------------------------


                                    AMB Property, L.P.,
                                      a Delaware limited partnership

                                    By: AMB Property Corporation,
                                         a Maryland Corporation,
                                         its general partner

                                    By:  /s/ Michael A. Coke
                                        -------------------------------------

                                    Title:  EVP, CFO
                                           ----------------------------------